Exhibit 99

Manning & Napier, Inc. Reports First Quarter 2016 Earnings Results

FAIRPORT, NY, April 27, 2016 - Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2016 first quarter results for the period ended March 31, 2016.

Summary Highlights

•	First quarter income before taxes and economic net income, a non-GAAP measure, were $23.9 million and $15.0 million, or $0.18 per adjusted share

•	Assets under management (“AUM”) at March 31, 2016 were $34.7 billion, compared with $35.4 billion at December 31, 2015

•	Revenue for the first quarter decreased 29% year-over-year and decreased 11% sequentially to $64.5 million

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock

•	On April 18, 2016, Patrick Cunningham, Chief Executive Officer and Director, announced his retirement from Manning & Napier for personal reasons. William Manning, Co-Founder and Chairman of the Board, assumed the title of Chief Executive Officer, and the Board established an Operating Committee consisting of five senior executives to carry out the day-to-day operations of managing the business.

Patrick Cunningham, Manning & Napier’s retiring Chief Executive Officer, commented, “I am pleased with improvements we are seeing in the track records of our key equity strategies through the end of the first quarter. In addition, we are seeing strong relative performance in other products, including Disciplined Value and Global Quality equity strategies, and new business conversations in these products and our fixed income products have increased notably. We are also nearing the close of our acquisition of a majority interest in Rainier Investment Management, LLC, which will add several capitalization-based equity products, including the five-star Rainier International Discovery Fund, to our product set. A high level of client service is a priority as we continue through this transition in our business.”

Cunningham continued, “After more than 24 years with Manning & Napier, I will dearly miss our loyal clients and dedicated employees; however, I have the utmost confidence in the new management structure and the team of senior executives that will lead the firm going forward.”

First Quarter 2016 Financial Review

Manning & Napier reported first quarter 2016 revenue of $64.5 million, a decrease of 29% from revenue of $90.4 million reported in the first quarter of 2015, and a decrease of 11% from revenue of $72.5 million reported in the fourth quarter of 2015. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $34.3 billion, a 27% and 8% decrease from average AUM for the first quarter of 2015 and the fourth quarter of 2015, when average AUM was $47.1 billion and $37.3 billion, respectively. Revenue as a percentage of average AUM was 0.76% for the first quarter of 2016, compared to 0.78% for the first quarter of 2015 and 0.77% for the fourth quarter of 2015.

Operating expenses for the first quarter 2016 were $41.8 million, a decrease of $10.8 million, or 21%, compared with the first quarter of 2015, and a decrease of $4.5 million, or 10%, compared with the fourth quarter of 2015.

Compensation and related costs decreased by $4.9 million compared with the first quarter of 2015 and decreased by $2.4 million compared with the fourth quarter of 2015. The expense decrease in the current quarter compared to the first quarter and fourth quarter of 2015 was due to a lower overall workforce coupled with lower variable incentive costs. As a percentage of revenue, compensation and related costs for the first quarter of 2016 were 34%, compared with 30% for the first quarter of 2015 and 34% for the fourth quarter of 2015.

Distribution, servicing and custody expenses for the first quarter of 2016 decreased by $5.5 million, or 33%, compared with the first quarter of 2015, and $1.4 million, or 11%, compared with the fourth quarter of 2015, while average mutual fund and collective trust AUM decreased by 35% and 12% for the respective periods. Other operating costs decreased by $0.5 million, or 5%, compared with the first quarter of 2015, and decreased by $0.8 million, or 8%, compared with the fourth quarter of 2015.

Operating income was $22.8 million for the quarter, a decrease of $15.1 million, or 40%, from the first quarter of 2015 and a decrease of $3.4 million, or 13%, from the fourth quarter of 2015. Operating margin was 35% for the first quarter of 2016, compared with 42% for the first quarter of 2015 and 36% for the fourth quarter of 2015.

Non-operating income was $1.1 million for the quarter, compared to non-operating income of $0.8 million and a loss of $0.2 million reported in the first quarter and fourth quarter of 2015, respectively. For the current quarter, non-operating income included $1.1 million of net income on investments held by the Company to provide initial cash seeding for product development purposes, compared to net gains of $0.6 million and net losses of $0.2 million reported in the first quarter and fourth quarter of 2015, respectively.

Income before taxes was $23.9 million for the first quarter 2016, compared to $38.6 million in the first quarter of 2015, a 38% decrease, and $26.0 million in the fourth quarter of 2015, an 8% decrease. As defined in the Non-GAAP Financial Measures section below, the Company uses economic net income and economic net income per adjusted share to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported first quarter 2016 economic net income of $15.0 million, or $0.18 per adjusted share, compared with $24.3 million, or $0.28 per adjusted share, in the first quarter of 2015 and $16.4 million, or $0.20 per adjusted share, in the fourth quarter of 2015.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the first quarter of 2016 was $22.2 million, compared with net income of $36.1 million in the first quarter of 2015 and $24.3 million in the fourth quarter of 2015. GAAP net income attributable to the common shareholders for the first quarter of 2016 was $2.4 million, or $0.16 per basic and diluted share, compared to $3.3 million, or $0.24 per basic and diluted share, in the first quarter of 2015 and $2.9 million, or $0.19 per basic and diluted share, in the fourth quarter of 2015 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Assets Under Management

As of March 31, 2016, AUM was $34.7 billion, a decrease of 2% from $35.4 billion as of December 31, 2015 and a decrease of 24% from $45.6 billion as of March 31, 2015. As of March 31, 2016, the composition of the Company’s AUM was 58% in separate accounts and 42% in mutual funds and collective investment trusts, compared to 59% and 55% in separate accounts and 41% and 45% in mutual funds and collective investment trusts as of December 31, 2015 and March 31, 2015, respectively.

Since December 31, 2015, AUM decreased by $0.7 billion, including decreases of 2% in separate accounts and 2% in mutual funds and collective investment trusts. This decrease in AUM was attributable to net client outflows of $1.4 billion, offset by market appreciation and other changes of $0.6 billion. The net client outflows of $1.4 billion consisted of net client outflows for both the separate accounts and mutual funds and collective investment trusts products of approximately $0.8 billion and $0.6 billion, respectively. The annualized separate account retention rate for the three months ended March 31, 2016 was 90%, compared to 88% for the for the rolling 12 months ended March 31, 2016.

When compared to March 31, 2015, AUM decreased by $10.9 billion from $45.6 billion, including a decrease of $4.9 billion, or 19%, in separate account AUM and a decrease of $6.1 billion, or 30%, in mutual fund and collective investment trusts AUM. The $10.9 billion decrease in AUM from March 31, 2015 to March 31, 2016 was attributable to net client outflows of approximately $9.8 billion, as well as market depreciation and other changes of $1.2 billion. The net client outflows of $9.8 billion consisted of $4.3 billion of net outflows for separate accounts, and $5.4 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

Cash and cash equivalents were $127.0 million at March 31, 2016, compared with $117.6 million at December 31, 2015. The change in cash and cash equivalents during the quarter was primarily driven by net income after adjustment for non-cash items, partially offset by the timing of accrued incentive compensation payments and by Manning & Napier Group, LLC’s distribution of $11.8 million in cash for the quarter, resulting in a $0.16 per share first quarter dividend.

As of March 31, 2016, no amounts have been borrowed under the Company’s revolving credit agreement.

Conference Call

Manning & Napier will host a conference call to discuss its 2016 first quarter financial results on Thursday, April 28, 2016, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 83923214. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through May 12, 2016. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 83923214. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s income before tax provision for income taxes less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 37% for the three-months ended March 31, 2016, December 31, 2015 and March 31, 2015, reflecting assumed federal, state and local income taxes. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 453 employees as of March 31, 2016.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Revenues
Investment management services revenue	$64,538	$72,491	$90,426
Expenses
Compensation and related costs	21,967	24,365	26,818
Distribution, servicing and custody expenses	11,338	12,721	16,832
Other operating costs	8,453	9,208	8,942

Total operating expenses	41,758	46,294	52,592

Operating income	22,780	26,197	37,834
Non-operating income (loss)
Non-operating income (loss), net	1,078	(211)	756

Income before provision for income taxes	23,858	25,986	38,590
Provision for income taxes	1,674	1,679	2,479

Net income attributable to the controlling and the noncontrolling interests	22,184	24,307	36,111
Less: net income attributable to the noncontrolling interests	19,766	21,447	32,802

Net income attributable to Manning & Napier, Inc.	$2,418	$2,860	$3,309

Net income per share available to Class A common stock
Basic	$0.16	$0.19	$0.24

Diluted	$0.16	$0.19	$0.24

Weighted average shares of Class A common stock outstanding
Basic	13,745,130	13,745,130	13,713,540

Diluted	14,084,903	14,035,959	13,914,908

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net income attributable to Manning & Napier, Inc.	$2,418	$2,860	$3,309
Add back: Net income attributable to the noncontrolling interests	19,766	21,447	32,802
Add back: Provision for income taxes	1,674	1,679	2,479

Income before provision for income taxes	23,858	25,986	38,590
Adjusted income taxes	8,827	9,615	14,278

Economic net income (Non-GAAP)	$15,031	$16,371	$24,312

Weighted average shares of Class A common stock outstanding—Basic	13,745,130	13,745,130	13,713,540
Assumed vesting, conversion or exchange of:
Manning & Napier Group, LLC units outstanding (non-controlling interest)	67,896,484	67,896,484	73,511,251
Unvested restricted share-based awards	2,017,398	2,097,751	854,015

Weighted average adjusted shares (Non-GAAP)	83,659,012	83,739,365	88,078,806

Economic net income per adjusted share (Non-GAAP)	$0.18	$0.20	$0.28

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Gross client inflows	384.8	968.1	1,352.9	938.8	346.1	68.0	1,352.9
Gross client outflows	(1,187.4)	(1,542.2)	(2,729.6)	(1,655.5)	(998.8)	(75.3)	(2,729.6)
Market appreciation/(depreciation) & other (1)	356.4	274.5	630.9	310.5	296.5	23.9	630.9

As of March 31, 2016	$20,289.2	$14,407.2	$34,696.4	$22,036.2	$11,472.2	$1,188.0	$34,696.4
Average AUM for period	$20,242.1	$14,014.8	$34,256.9	$21,796.8	$11,279.8	$1,180.3	$34,256.9

As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4
Gross client inflows	391.4	927.3	1,318.7	980.3	266.4	72.0	1,318.7
Gross client outflows	(1,825.9)	(2,441.1)	(4,267.0)	(1,827.6)	(2,321.9)	(117.5)	(4,267.0)
Market appreciation/(depreciation) & other (1)	728.8	485.3	1,214.1	514.6	696.2	3.3	1,214.1

As of December 31, 2015	$20,735.4	$14,706.8	$35,442.2	$22,442.4	$11,828.4	$1,171.4	$35,442.2
Average AUM for period	$21,443.1	$15,890.0	$37,333.1	$23,145.0	$13,001.1	$1,187.0	$37,333.1

As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	691.4	1,275.9	1,967.3	1,308.6	606.1	52.6	1,967.3
Gross client outflows	(1,140.4)	(3,434.7)	(4,575.1)	(1,312.2)	(3,213.2)	(49.7)	(4,575.1)
Market appreciation/(depreciation) & other (1)	191.9	235.3	427.2	138.0	280.4	8.8	427.2

As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0
Average AUM for period	$25,430.0	$21,675.7	$47,105.7	$25,374.6	$20,481.5	$1,249.6	$47,105.7

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions and net reinvested dividends.

# # #